Qualifications of Questar Reservoir Engineer

JUSTIN C. WOODY
QUALIFICATIONS

PROFESSIONAL EXPERIENCE

•	Vice President Engineering and Geoscience - Wexpro

•	Responsible for evaluation of Wexpro reserves

•	Responsible for coordinating and supervising reservoir and geology evaluation studies

•	Nine years diversified oil and gas engineering experience with two independent exploration and production companies

•	Over eight years of oil and gas reserves estimating experience with Wexpro

EDUCATIONAL BACKGROUND
THE UNIVERSITY OF OKLAHOMA, Norman, Oklahoma
Bachelor of Science, Chemical, Biological, and Materials Engineering (with Distinction)

PROFESSIONAL LICENSES AND AFFILIATlONS
Society of Petroleum Engineers